Exhibit 10.22

LEASE AGREEMENT

This Lease Agreement (the “Lease”), made the 1st day of February, 2018, by and between ERIC C. STAHL, Trustee of Dielectrics Realty Trust under Declraration of Trust dated June 12, 1961, recorded in the Hamden County Registry of Deeds in Book 2813, Page 33, having an address of 300 Burnett Road, Chicopee, Massachusetts (hereinafter referred to as “Landlord”), and UFP Technologies, Inc., a Massachusetts corporation with a principal place of business located at 100 Hale Street, Newburyport, MA 01950 (hereinafter referred to as “Tenant”).

1. Demise. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, the land buildings and all appurtenant uses thereto located at 300 Burnett Road, Chicopee, Massachusetts as more particularly described in a deed dated November 28, 1978, recorded in the Hampden County Registery of Deeds at Book 4699, Page 3 (hereinafter referred to as the “Premises”).

2. Original Term. The term of this Lease shall be for a period of five (5) years commencing on the date of execution of this Lease (the “Commencement Date”) and terminating five (5) years from such date, unless sooner terminated or extended as provided herein (the “Original Term”).

3. Extension Term(s). The Tenant shall have an option to extend this Lease for two additional periods of five (5) years each, such options to be automaticaly exercised by Tenant, unless Tenant notifies Landlord of its election not to exercise such options, in writing, not later than one hundred twenty (120) days prior to the expiration of the prior Term (each an “Extended Term”). With the exception of rent provisions, which are detailed in Section 4.3 below, all provisions of the Lease shall remain the same during each Extended Term. Notwithstanding anything to the contrary contained herein, the term “Term” as used throughout this Lease shall refer to both the Original Term and any Extended Term.

4.       Rent.

4.1       Basic Rent. For the Original Term, Tenant agrees to pay a base annual rent of $426,000.00 in equal monthly payments of $35,500.00 (hereinafter the “Rent”) payable in advance on the first day of each and every month at the office of the Landlord, with the first monthly payment to be made on the first day of the first month following execution of this Lease. No security deposit shall be required.

4.2        Additional Rent. Tenant shall pay, as additional rent: (a) one hundred percent (100%) of the annual real estate taxes levied on the property of which the Premises are a part including personal property taxes on any personal property leased hereunder, including all ad valorem taxes, betterment assessments, water charges, sewer charges and personal property taxes imposed or assessed (collectively, the "Municipal Charges"); and (b) Landlord's Operating Expenses incurred by Landlord in the operation of the Premises during the Term hereof as defined on Schedule 4.2.a hereto, but excluding those items identified on Schedule 4.2.b hereto (collectively, the “Additional Rent”). Upon request of the Landlord, the Tenant shall pay on the first day of each month in advance one-twelfth (1/12) of any estimated annual Municipal Charges and the Landlord shall remit such payment to the proper governmental authority together with any required return. Within sixty (60) days of the end of the prior calendar year, Landlord shall provide Tenant with a final accounting of the Landlord’s actual prior calendar year’s Municipal Charges. If Tenant’s advance payments to Landlord for estimated Muncipal Charges exceed the estimated Municipal Charges for that period, Landlord shall be liable to Tenant for reimbursement of the difference within ten (10) days after Landlord's presentation of the accounting therefor.

4.3       Extended Term Rent. Rent for each Extended Term shall be deteremined by mutual agreement of the parties on or before the sixth month prior to the expiration of the Term. If no agreement is reached before such date, then each party shall select an appraiser at such party's cost to determine a fair market rent for the Option Term.  If the higher appraisal does not exceed 110% of the lower appraisal, then the Minimum Annual Rent for such Option Term shall be the average of the two appraisals.  If the higher appraisal is more than 110% of the lower appraisal, then each appraiser shall appoint a third appraiser who shall determine the fair market rent, the cost of which shall be shared equally by the parties, provided that such Minimum Annual Rent as so determined shall not exceed the highest of the two initial appraisals nor be less than the lowest of the two initial appraisals. The appraiser appointed by the parties shall have had at least Ten (10) years’ experience in appraising commercial properties in the Chicopee, MA area and who shall have professional qualifications of Associate of the Society of Real Estate Appraisers, or MAI or better.  Notwithstanding the foregoing, the Rent for any Extended Term shall in no event be less than the Rent in effect for the preceding five year Term and shall in no event exceed increases based upon COLA (CPI-U for MSA, inclusive of Springfield, Massachusetts).

5.       Repairs. Landlord agrees to maintain the structure of the building of which the Premises are a part, including the foundation, supports, external walls and roof and all utilities running to, but not included within, the Premises on the Commencement Date together with the driveways and parking lots located at the Premises (the “Included Structures”) in the same condition as it is on the Commencement Date or as it may be put in during the Term of this Lease, reasonable wear and tear and damage by fire and other casualty only excepted. The above notwithstanding, during the term hereof, Landlord shall add to the electrical panel electrical service as needed to meet increased sales and production. In all other respects, Tenant will keep the said Premises in such repair, order and condition as the same are in on the Commencement Date, or as the same may be improved during the continuance thereof, reasonable wear and tear excepted. Tenant shall, at its own expense, be resonsible for snow removal, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other building equipment or systems within the Premises, and shall make all routine repairs and maintenance to the Premises consistent and as it relates to the Tenant’s business conducted at the Premises as required by any law or ordinance or any order or regulation of any public authority relating thereto. Tenant shall maintain, keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises and to dispose of all such trash and rubbish periodically in a licensed landfill.

6.        Intentionally Omitted.

7.       Use Of Leased Premises. Tenant shall use the Premises for the purpose of commercial manufacturing and warehousing and other functions related or incidental thereto permitted by law (the “Permitted Use”) and Tenant shall not use the Premises for any other purpose.

8.       Compliance With Laws. Tenant confirms that it has reviewed title to the Premises and its compliance with local zoning and other laws and accepts them AS IS. Tenant agrees that no activities shall be conducted in the Premises or use made thereof which will be unlawful, improper, or contrary to any federal, state or local laws, by-laws, ordinances, codes, rules or regulations in force in the city or town in which the Premises are situated. Tenant shall at all times be fully responsible for complying with all federal, state or local laws, bylaws, ordinances, codes, rules and regulations applicable to Tenant's use and occupancy of the Premises.

9.       Environmental Matters.

9.1       Tenant has obtained its independent environmental review of the Premises and accepts them AS IS and shall provide to the Landlord a copy of such report upon execution of this Lease. Landlord represents that it has no actual knowledge of any current violation of any Environmental Laws as defined herein, with respect to the Premises.

9.2       Tenant shall comply, at its sole cost and expense, with all Environmental Laws, as defined herein, in connection with Tenant’s use and occupancy of the Premises; provided, however, that the provisions of this Article 9 will not obligate Tenant to comply with the Environmental Laws to the extent such compliance is required as a result of the occurrence of a spill, discharge, or other event which occurred before the Commencement Date unless such event was described in the environmental report obtained by the Tenant. “Environment Laws” shall mean “Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.”

9.3        Copies of Environmental Documents. Each party shall deliver promptly to the other party a true and complete copy of any correspondence, notice, report, sampling, test, finding, declaration, submission, order, complaint, citation or any other instrument, document, agreement and/or information submitted to, or received from, any governmental entity, department or agency or any other person in connection with any Environmental Law relating to or affecting the Premises.

9.4       Hazardous Materials. Tenant shall not cause or permit any “Hazardous Materials” (which shall mean chemicals, contaminants, pollutants, flammables, explosives, materials, wastes or other substances defined, determined or identified as hazardous or toxic under or otherwise controlled pursuant to any Environmental Laws, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws) to be kept in the Premises, except for de minimus quantities of cleaning supplies, and such other materials used by Tenant in the ordinary course of its business and in accordance with all Environmental Laws. Tenant shall not engage in, or permit any other person or entity to engage in, any activity, operation or business in the Premises that involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of Hazardous Materials.

9.5       Discharge. If a spill or discharge of Hazardous Materials occurs on or from the Premises, or if a spill or discharge of Hazardous Materials offsite of the Premises has emanated onto the Premises (e.g., without limitation, contaminated groundwater from an offsite Hazardous Materials spill or discharge has emanated onto the Premises), Tenant shall give Landlord immediate notice of such spill and/or discharge, setting forth in reasonable detail all relevant facts, including, without limitation, a copy of (i) any notice of such spill or discharge submitted by Tenant to any governmental entity, authority, agency or department, (ii) any notice of a violation, or a potential or alleged violation, of any Environmental Law received by Tenant or any subtenant or other occupant of the Premises; (iii) any inquiry, investigation, enforcement, cleanup, removal, or other action instituted or threatened against Tenant or any subtenant or other occupant of the Premises; (iv) any claim instituted or threatened against Tenant or any subtenant or other occupant of the Premises; and (v) any notice of the restriction, suspension, or loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises. If a spill or discharge arises out of or relates to Tenant’s breach of Section 9.4 above or was described in any environmental report obtained by the Tenant, then Tenant shall pay all costs and expenses relating to compliance with applicable Environmental Laws (including, without limitation, the costs and expenses of site investigations and the removal and remediation of such Hazardous Materials), otherwise Landlord shall pay all costs and expenses relating to compliance with applicable Environmental Laws (including, without limitation, the costs and expenses of site investigations and the removal and remediation of such Hazardous Materials).

9.6       Landlord’s Cleanup Rights.  Without relieving Tenant of its obligations under this Lease and without waiving any default by Tenant under this Lease, Landlord will have the right, but not the obligation, to take such action as Landlord deems necessary or advisable to cleanup, remove, resolve or minimize the impact of or otherwise deal with any spill or discharge of any Hazardous Materials on or from the Premises.  If a spill or discharge arises out of or relates to Tenant’s breach of Section 9.4 above, then Tenant shall, on demand, pay to Landlord all reasonable and necessary costs and expenses incurred by Landlord in connection with any action taken in connection therewith by Landlord.

9.7       Tenant’s Cooperation.  If, in order to comply with any Environmental Law, Landlord requires any affidavits, certifications or other information from Tenant, Tenant shall, at no charge to Landlord, deliver the same to Landlord within five (5) business days of Landlord’s request therefor.  If Landlord takes action pursuant to Section 9.6, Tenant shall cooperate with Landlord, including without limitation providing Landlord and its authorized agents access to the Premises relating to Landlord's investigation and cleanup activities.  All work performed by Landlord in the Premises pursuant to Section 9.6 shall be performed with as little inconvenience to Tenant’s business as is reasonably possible.

9.8       Landlord’s Cooperation.  If, in order to comply with any Environmental Law, Tenant requires any affidavits, certifications or other information from Landlord, Landlord shall, at no charge to Tenant, deliver the same to Tenant within five (5) business days of Tenant’s request therefor.  If Tenant takes action pursuant to Section 9, Landlord shall cooperate with Tenant relating to Tenant's investigation and cleanup activities.

9.9       Survival.  The parties’ obligations under this Section 9 shall survive the expiration or earlier termination of this Lease.

10.       Maintenance of Property.

10.1       Landlord’s Duties. The Landlord agrees to maintain the Included Structures in accordance with Section 5 hereinabove. Landlord agrees to maintain the electric, water and sewer facilities to the Premises. Subject to the provisions specifically contained herein, Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 10.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within no greater than five (5) business days after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs within ten (10) business days following commencement. Any repair by Landlord which prevents Tenant’s use of the Premises lasting more than forty-eight (48) hours shall result in an abatement of rent at one-hundred (100%) percent of the rent then in effect.

10.2 Tenant's Duties. Tenant shall be responsible for maintaining all electric, water, sewer, heating, venting and air conditioning and all other utilities within the Premises. Tenant will, at the expiration of the said Term, remove all goods and effects and those of all persons claiming under it, and will peaceably yield up to the Landlord the Premises, and all improvements and additions made to or upon the same, in good repair, order and condition in all respects, damage by fire or other unavoidable casualty and ordinary wear and tear excepted. The Premises shall not be overloaded, damaged or defaced. No trade or occupation shall be carried on upon the Premises or use made thereof which shall be contrary to any law of the Commonwealth of Massachusetts or bylaw of the city or town in which the Premises is situated, or injurious to any person or property; and no act or thing shall be done upon the Premises which may make void or voidable any insurance of the Premises or building against fire, or may render any increased or extra premium payable for any such insurance.

11.       Landlord's Rights of Entry. The Landlord or his agents may, at reasonable times upon two (2) business days prior written notice, enter to view and inspect the Premises, and may make repairs and alterations if it should elect to do so, provided that in an emergency, Landlord or its agents may enter immediately after notice to the Tenant if the Tenant is not acting to remedy the emergency. At any time within sixty (60) days before the expiration of the Original Term, if Tenant elects not to exercise its option to extend, or within three (3) months before the expiration of any Extended Term, if applicable, Landlord may affix to any suitable part of the Premises a notice for letting the Premises or building, may keep the same so affixed without hindrance or molestation and may, upon two (2) business days advance notice, show the Premises to prospective tenants and purchasers and their agents.

12. Alterations or Additions. The Tenant shall have the right, from time to time, to make structural and nonstructural alterations and improvements to, and decoration to the interior of the Premises as shall be reasonably necessary or appropriate in the Tenant’s judgment for the Tenant’s conduct thereon of its business. Except as otherwise provided herein, no structural addition or alteration to or upon the Premises shall be made without the consent in writing of the Landlord, such consent not to be unreasonably withheld, conditioned, or delayed. Tenant agrees that it will procure all necessary permits before making any repairs, alterations, installation, additions, improvements or removals at the Premises. Landlord agrees it will cooperate with Tenant in obtaining such permits. All work by Tenant described in this Section shall be done in conformity with all laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction, that the structure of the Premises will not be endangered or impaired and that Tenant will repair and all damage caused by or resulting from any such repairs, installations, alterations, additions, improvements or removals. Except as otherwise provided herein, including the exclusion of “portable fixtures” as described in Section 13, or by written agreement by the parties and any future additions or alterations, all additions or alterations upon the Premises made by either party shall become the property of the Landlord at the termination of this Lease. All such allowed alterations shall be at Tenant's expense and shall be in quality at least equal to the present construction. Tenant shall not permit any mechanics liens, or similar liens, to remain upon the Premises for labor and materal furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of the Tenant, and shall cause any such lien to be released of record forthwith without cost to the Landlord.

Notwithstanding anything to the contrary, all “portable fixtures” shall remain the property of the Tenant at the termination of this Lease. For the purpose of this paragraph, the term “portable fixtures” shall be defined as non-permanent or affixed articles of personal property being incidental, necessary or specialized to Tenant's Permitted Use of the Premsies. Such portable fixtures shall be removed at the termination of this Lease at the cost of the Tenant and the Premises shall be restored to the condition prior to installation of the portable fixtures, reasonable wear and tear excepted. Tenant may, but shall not be required, at the termination of this Lease to remove any permanent fixtures from the Premises. Such permanent fixtures shall include, but not be limited to, utilities installed or upgraded by Tenant located within the Premises’ infrastructure. In the event permanent fixtures are removed from the building, the Premises shall be restored to the same condition as at the time of the signing of this Lease. Upon the termination of the Lease, the Tenant shall leave the Premises in broom clean condition.

13. A. Condemnation of Premises. In case that any material portion of the Premises or the building leased hereunder shall be taken for any street or other public use, or by the action of the city or other authorities, or shall receive any direct or consequential damage because of any public authority, after the execution of this Lease and before the expiration of the said Term, then this Lease and the said Term shall terminate at the election of either party. Such election may be made in case of any such taking, notwithstanding the entire interest of the Landlord may have been divested by such taking. If neither party has so elected to terminate, then in case of any such taking rendering a material portion thereof unfit for use and occupation, a just proportion of the rent hereinbefore reserved, according to the nature and extent of the injury sustained by the Premises, shall be suspended or abated until the Premises or what may remain thereof, shall have been put in proper condition for use and occupation. If any award is made by any public authority for such taking, destruction or damage, the entire award shall become the property of the Landlord, except for the part of such award, if any, which is separately stated to go to the Tenant.

B. In the event that a material portion of the Premises shall be destroyed or damaged by fire or other unavoidable casualty, either party may terminate this Lease by providing written notice to the other within ninety (90) days of such damage or destruction. If neither party has so elected to terminate within the timeline stated herein, then a just proportion of the rent hereinbefore reserved, according to the nature and extent of the damage sustained by the Premises, shall be suspended or abated until the Premises or what may remain thereof, shall have been put in proper condition for use and occupation.

14.       Indemnity and Liability. The Tenant agrees to save the Landlord harmless from all liability, loss or damage arising from any nuisance made or suffered on the Premises by Tenant, or Tenants' servants, employees, agents, visitors or licensees, or from any carelessness, neglect or improper conduct of any such person, excepting only carelessness, negligence or improper conduct of Landlord, or Landlord's servants, employees, agents, visitors or licensees, and Tenant shall maintain appropriate insurance in commercially reasonable and adequate amounts against such risks and loss. All property in any part of the building or Premises within the control of the Tenant shall be at the sole risk of the Tenant, and the Landlord shall not be liable to the Tenant or any other person for any injury, loss or damage, however caused, to any person or property on the Premises or elsewhere in the building, excepting only injury, loss or damage caused by carelessness, negligence or improper conduct of Landlord, or Landlord's servants, employees, agents, visitors or licensees. The Landlord agrees to save the Tenant harmless from all liability, loss or damage arising from any nuisance made or suffered on the Premises by Landlord, or Landlord’s servants, employees, agents, visitors or licensees, or from any carelessness, neglect or improper conduct of any such person, excepting only carelessness, neglect or improper conduct of Tenant, or Tenant’s servants, employees, agents, visitors or licensees, and Landlord shall maintain appropriate insurance in commercially reasonable and adequate amounts against such risks and loss. All property in any part of the building within the control of the Landlord shall be at the sole risk of the Landlord, and the Tenant shall not be liable to the Landlord or any other person for any injury, loss or damage, however caused, to any person or property on the Premises or elsewhere in the building, excepting only injury, loss or damage caused by the gross negligence or willful misconduct of Tenant, or Tenant’s servants, employees, agents, visitors or licensees.

15.       Default.

15.1        Event of Default. If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:

(a)        Tenant shall fail to pay the Rent or any other Additional Rent hereunder when due and such failure shall continue for ten (10) business days after notice to Tenant from Landlord; or

(b)       Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion then in any such case Landlord may exercise any of Landlord’s rights or remedies available under this Lease, at law or in equity.

15.2        Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at Law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

(a)       Landlord may continue this Lease in full force and effect, and collect Rent, Additioinal Rent and other charges as and when due, without prejudice to Landlord’s right to subsequently elect to terminate this Lease on account of such Event of Default;

(b)       Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 15.2(c) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein.

(c) Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, and, at the election of Landlord, Tenant will (1) indemnify Landlord each month against all loss of Rent and Additional Rent and all obligations which Landlord may incur by reason of any such termination between the time of termination and the expiration of the term of the Lease; or at the election of Landlord, exercised at the time of the termination or at any time thereafter, or (2) pay to the Landlord as damages such amount as at the time of the exercise of the election represents the amount by which the fair rental value of the Premises for the period from the exercise of the election until the expiration of the term shall be less than the amount of rent and other payments provided herein to be paid by Tenant to Landlord during said period discounted to present value using as a discount rate the yield on actively traded United States Treasury Securities having a maturity of three (3) years. It is understood and agreed that at the time of the termination or at any time thereafter Landlord shall make commercially reasonable efforts to rent the Premises at fair market value, and for a term which may expire after the expiration of the term of this Lease, provided, however, that if the Premises are rented as aforesaid then the amount of rent received in such case shall be applied to reduce Tenant's liability for rent under this Lease; that Tenant shall be liable for any reasonable expenses incurred by Landlord in connection with obtaining possession of the Premises, with removing from the Premises property of Tenant and persons claiming under it (including warehouse charges), with putting the Premises into good condition for reletting, and with any reletting, including, but without limitation, reasonable attorneys' fees and brokers' fees, and that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of rent and all other payments due from Tenant to Landlord.

Nothing contained in this Section shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything contained in this Section to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Act of Default only when such proceeding, action or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

In the event the Lease is terminated by Landlord as provided for hereunder, Landlord shall take comerrcially reasonable efforts to mitigate its damages and relet the Premises in a timely fashion at Fair Market Rent.

16.       Insurance.

16.1       Tenant’s Insurance. Tenant agrees to maintain, at Tenant’s expense, in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor’s hazard and completed operations coverage) in at least the amounts of $2,000,000 per occurrence/$3,000,000 aggregate (combined single limit) for property damage, bodily injury or death, under which Tenant is named as an insured and Landlord, (b) special form (formerly known as “all risk”) property insurance on a “replacement cost” basis, insuring Tenant’s property and any alterations, additions and improvements located from time to time in the Premises, whether made by Tenant pursuant to this Lease or otherwise existing in the Premises as of the Commencement Date (such alterations, additions and improvements collectively the “Improvements”), (c) workers’ compensation insurance with statutory limits, (d) employer’s liability insurance with the following limits: bodily injury by disease per person $1,000,000.00; bodily injury by accident policy limit $1,000,000.00; bodily injury by disease policy limit $1,000,000.00, and (e) business automobile liability insurance including owned, hired and non owned automobiles, in an amount not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises is pursuant to a “per location” endorsement shall fulfill the requirements set forth herein. Tenant’s insurance shall be primary to, and not contributory with any insurance carried by Landlord, whose insurance shall be considered excess only. Each policy required hereunder shall be non cancelable and non amendable with respect to Landlord and Landlord’s said designees without thirty (30) days’ prior notice. The policies of insurance required to be maintained by Tenant hereunder shall be issued by companies domiciled in the United States and qualified and licensed to conduct business in the state in which the Property is located, and shall be rated A:X or better in the most current issue of Best’s Key Rating Guide (or any successor thereto). At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within three (3) Business Days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) days after Tenant’s receipt of Landlord’s request for payment thereof. Tenant’s insurance policies shall not include deductibles in excess of Ten Thousand ($10,000.00) Dollars.

16.2.       Landlord’s Insurance. Landlord shall maintain, as a part of Landlord's Operating Expenses (as defined in Schedule 4.2.a), special form property insurance on the full replacement cost of the Premises, and the entire property and buildings of which it is a part, in such amounts and subject to such deductibles not to exceed Ten Thousand ($10,000.00) Dollars. Such insurance shall be maintained with an insurance company selected by Landlord, and payment for losses thereunder shall be made solely to Landlord from time to time. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Landlord's Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord’s or any affiliate of Landlord’s program of self insurance, and in such event Landlord's Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Premises. Tenant shall have the right to annual copies of Landlord’s insurance policies promptly upon written request.

16.3       Waiver of Subrogation. Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which is covered, or would have been covered, by the insurance coverages required to be maintained by Landlord and Tenant, respectively, under this Lease, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the Project described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage

17.       Rights of Mortgagee/Lender.

a.       Subordinate to Mortgage. Except to the extent that it may be provided otherwise by written agreement between Tenant and a mortgagee, or otherwise elected by a mortgagee, this Lease shall be subordinate to any mortgage or to any other voluntary lien or encumbrance affecting the Premises, whether now existing or hereafter granted. Any mortgagee shall have the right, at its option, to subordinate its mortgage to this Lease, in whole or in part, by recording a unilateral declaration to such effect.

b.       SNDA. Notwithstanding the foregoing provisions, Tenant and Landlord agree, as a condition hereof, that Landlord shall require its mortgagee, in a form reasonably acceptable to Tenant, to execute and deliver promptly a certificate or other instrument to evidence the subordination of this Lease and all rights of Tenant hereunder to any mortgage, and to all advances made under such mortgage and/or agreeing to attorn to such mortgagee in the event that it succeeds to Landlord's interest in the Premises, which contains a non-disturbance agreement in a form reasonably acceptable to Tenant to the effect that, in the event of any foreclosure of such mortgage, such holder will not name Tenant as a party defendant to such foreclosure nor disturb its possession under the Lease.

c.       Consent to Lender. Landlord acknowledges and agrees that Tenant may finance its personal property and in conjunction therewith may provide such Lender with a collateral interest in such personal property. Landlord agrees to execute a Collateral Access Agreement to allow Lender to recover such collateral provided such Agreement contains terms that are reasonably approved by the Landlord.

18.       Holdover. If the Tenant remains in possession without prior written consent of the Landlord at the expiration of the Original Term, or Extended Term, if any, then the Landlord may recover, in addition to possession:(a) for the first sixty (60) days of Tenant’s possession after such expiration, One Hundred Fifty Percent (150%) the monthly Rent and One Hundred Percent (100%) the Additional Rent as stipulated above for each month, or portion thereof; and (b) after the first sixty (60) days of Tenant’s possession after such expiration, Two Hundred Percent (200%) the monthly Rent and One Hundred Percent (100%) the Additional Rent as stipulated above for each month, or portion thereof; in any instance, together with, the Landlord's cost of recovering said amounts , including reasonable attorney's fees.

19.       Officer Clause. Excepting only as to their own gross negligence, willful miscondcut or lack of authority, neither the officers, directors, shareholders, members or managers or trustees or beneficiaries of any of the parties hereunder shall be held to any personal liability to anyone under any term, condition, covenant, obligation or agreement expressed herein or implied hereunder or for any claim of damage or cause of law or in equity arising out of this Lease.

20.       Notice of Lease. Both parties hereby agree to record a Notice of Lease, unless otherwise agreed to in writing by both parties.

21.       Notices. Any notices as set forth herein shall be deemed duly served if mailed, certified mail, return receipt requested, postage prepaid to the parties at the following addresses:

If to Tenant:         UFP Technologies, Inc.,

100 Hale Street

Newburyport, MA 01950

With a copy to:    Michael D. Rosen, Esq.

Ruberto, Israel & Weiner

255 State Street, 7th Floor

Boston, MA 02109

If to Landlord:     Eric C. Stahl, Trustee

Dielectrics Realty Trust

232 Overbrook Road

Longmeadow, MA 01106

With a copy to:   Steven J. Schwartz, Esq.

Shatz, Schwartz, and Fentin, P.C.

1441 Main Street, Suite 1100

Springfield, MA 01103

22.       Covenant of Quiet Enjoyment. Subject to the terms and provisions of this Lease and on payment of all Rent and other sums payable hereunder in compliance with all of the terms and provisions of this Lease, the Tenant shall lawfully, peacefully, and quietly have, hold, occupy and enjoy the Premises during the Term hereof without hinderance or rejection by the Landlord, by any persons lawfully claiming under the Landlord or by any persons claiming title or rights paramount to those of the Landlord.

23.       Estoppel Certificates. Tenant and Landlord shall at any time and from time to time, within twenty (20) days following written request from the other party (the “Requesting Party”) or any of the Requesting Party’s lenders, execute, acknowledge and deliver to the Requesting Party or the Requesting Party’s lenders a written statement certifying that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), certifying the date to which the rent reserved hereunder has been paid, and certifying that there are not, to party’s knowledge, any uncured defaults on the part of Requesting Party hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or lender of all or any part of the Premises or the land or the assets of the Requesting Party. Either party's failure to deliver such statement within said twenty (20) day period by the Requesting Party shall be conclusive that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in the Requesting Party's performance hereunder.

24.       Headings. The headings used herein are used only for convenience of reference and are not to be considered to be a part of this Lease or to be used in determining the intent of the parties hereto.

25.       Binding Effect. This Lease shall be binding upon and inure to the benefit of all administrators, executors, personal representatives, heirs, successors and permitted assigns, including all permitted sublessees, of the parties hereto.

26.       Severability. If any provision of this Lease or portion of such provision or the applation thereof to any person or circumstance is held invalid, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

27.       Entire Agreement. This instrument contains the entire agreement of the parties concerning the subject matter contained herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect, including but not limited to that certain Lease, dated May 8, 2013 between Dielectrics Realty Trust under Declaration of Trust dated June 12, 1961 and Dielectrics, Inc. (“Prior Lease”), which Prior Lease is expressly terminated and superseded by this Lease. This agreement may not be changed orally, but only by an agreement in writing signed by both parties. This agreement shall be governed in all respects under and by the laws of the Commonwealth of Massachusetts.

28.       Assignment. The Tenant shall not assign this Lease or any interest in the Tenant, and shall not sublet all or any portion of the Premises to any party without first obtaining consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any such assignment that is approved by the Landlord, the Tenant shall remain liable hereunder unless otherwise agreed. The above notwithstanding, consent shall not be required by Landlord for any assignment occcuring in conjunction with the sale of all or substantially all of Tenant’s assets so long as Tenant demonstrates to Landlord at the same time as such assignment that the assignee has a substantially similar net worth to Tenant and assignee assumes all obligations hereunder, whereupon at the time of assignment Tenant shall be automatically released from any and all further obligations under the Lease.

29. Purchase Rights. During the Original Term or any Extension Term(s) of the Lease, Tenant shall have the right and option to purchase the Premises from Landlord by providing ninety (90) days advance written notice to Landlord (the “Purchase Notice”). The purchase price for the Premises shall be determined by mutual agreement of the parties within thirty (30) days following the Purchase Notice. If no agreement is reached before such date, then each party shall select an appraiser at such party's cost to determine a fair market value for the Premises, with such appraisals to be issued within forty five (45) days following the Purchase Notice. If the higher appraisal does not exceed 110% of the lower appraisal, then the purchase price for the Premises shall be the average of the two appraisals. If the higher appraisal is more than 110% of the lower appraisal, then each appraiser shall appoint a third appraiser who shall determine the fair market value within seventy five (75) days following the Purchase Notice, the cost of which shall be shared equally by the parties, provided that such fair market value as so determined shall not exceed the highest of the two initial appraisals nor be less than the lowest of the two initial appraisals. The appraiser appointed by the parties shall have had at least Ten (10) years’ experience in appraising commercial properties in the Chicopee, MA area and who shall have professional qualifications of Associate of the Society of Real Estate Appraisers, or MAI or better.

This Lease may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the said parties have hereunto set their hands and common seal the day and year first above written.

LANDLORD:	TENANT:

DIELECTRICS REALTY TRUST	UFP TECHNOLOGIES, INC.

By: /s/ Eric C. Stahl	By: /s/ Ron Lataille
Its: Trustee	Its: Chief Financial Officer

[Signature Page for Lease Agreement – 3 Burnett Road., Chicopee, MA 01020]

LIST OF SCHEDULES

Schedule	Description

Schedule 4.2.a	Landlord's Operating Expenses

Schedule 4.2.b	Exclusions from Landlord's Operating Expenses

SCHEDULE 4.2.a

Landlord's Operating Expenses

The term “Landlord's Operating Expenses” shall mean all costs or expenses of every kind and nature paid or incurred by Landlord in connection with the operation, management, maintenance, repair and upkeep of the Included Structures; all premiums and costs of insurance carried by Landlord relating to the Premises; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, ventilation, and water (including sewer charges) and other utilities to the Premises (exclusive of the right of reimbursement to Landlord for any of same received as a result of direct billing to any tenant); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and worker’s compensation insurance premiums related thereto with respect to any employees (but not above the grade of general manager) of Landlord or its affiliates or manager engaged in security and maintenance of the Premises; fire protection service fees and similar governmental charges; and the portion fairly allocable to the Premises of any and all of the foregoing costs incurred with regard to the operation, maintenance and repair of any facilities shared by the Premises with any other properties.

SCHEDULE 4.2.b

Exclusions from Landlord's Operating Expenses

There shall not be included in such Landlord's Operating Expenses the following: (1) brokerage commissions and fees related to the leasing of space in the Premises; (2) interest and principal payments for loans secured by the Premises; (3) any ground lease rent; (4) costs of leasing space, including advertising and marketing costs; or (5) costs of services provided by affiliates of Landlord (other than the management fees set forth above) to the extent such costs exceed market competitive costs for such services for owner managed buildings; (6) any cost or expense to the extent to which Landlord is entitled to be paid or reimbursed (other than as a payment for Landlord's Operating Expenses), including work or services performed for any tenant (including Tenant) at such tenant’s cost or the cost of any item for which Landlord is entitled to be paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise; (7) marketing costs, including, but not limited to, leasing commissions, attorneys’ fees, construction allowance granted to specific tenants, space planning costs, rental abatements, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Premises; (8) costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Premises; (9) taxes other than Municipal Charges; ; (10) depreciation and amortization on the Premsies, except as expressly permitted elsewhere in the Lease; (11) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Premises or for supplies or other materials, to the extent that the costs of the service, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or affiliate; (12) costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Premises because of fire, windstorm, or other casualty or cause insured against by Landlord; (13) any costs, fines or penalties incurred because Landlord violated any governmental rule or authority or resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees; ; and (14) any cost or expense related to removal, cleaning, abatement or remediation of “hazardous materials” in or about the Premises , including, without limitation, hazardous substances in the ground water or soil not caused directly or indirectly by the Tenant; (15) Landlord’s charitable and political contributions; (16) costs incurred by Landlord for the repair of structural defects in the Premises for those conditions that were in existence on the Commencement Date or as such may be constructed or placed in service during the Term of this Lease, reasonable wear and tear damage by fire and other casualty only excepted; (17) management fees incurred by Landlord related to management services provided for the Premises; (18) Landlord’s entertainment expenses and travel expenses, except for those travel expenses that are necessary, reasonable and incurred in connection with Landlord’s operation and maintenance of the Premises; (19) cost of any work or services performed for any facility other than the Premises or Premises; (20) any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship; (21) cost of any initial cleaning and rubbish removal from the Premises to be performed by Landlord before the Commencement Date; (22) except as otherwise expressly provided under the terms of the Lease, cost incurred by Landlord for any item that, under generally accepted accounting principles, are properly classified as capital expenses; (23) any cost associated with operating an on or off-site management office for the Premises; and (24) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Premises.

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